Exhibit 99.1

Northwest Pipe Company Announces Third Quarter 2020 Financial Results

•	Gross profit of $15.6 million and gross profit margin of 20.1%
•	Strong backlog of $143 million; $231 million including confirmed orders representing the ninth consecutive quarter over $200 million
•	Net income of $0.73 per diluted share; adjusted net income of $0.78 per diluted share
•	Net sales of $77.6 million, the highest quarterly net sales since the first quarter of 2013
•	Strong operating cash flows resulted in cash and cash equivalents of $30.4 million

VANCOUVER, Washington—November 4, 2020—Northwest Pipe Company (NASDAQ: NWPX), an industry leader of engineered pipeline systems for water infrastructure, today announced its financial results for the third quarter ended September 30, 2020. The Company will broadcast its third quarter 2020 earnings conference call on Thursday, November 5, 2020 at 7:00 a.m. PT.

Third Quarter 2020 Results

Net sales increased 3.2% to $77.6 million in the third quarter of 2020 from $75.2 million in the third quarter of 2019 due to a $12.5 million contribution from the Company’s acquired Geneva Pipe and Precast Company (“Geneva”) operations. Legacy revenue decreased from the third quarter of 2019 due to a 37% decrease in tons produced as a result of project timing, partially offset by a 37% increase in selling price per ton due to a change in product mix.

Gross profit increased 0.9% to $15.6 million, or 20.1% of net sales, in the third quarter of 2020 from $15.5 million, or 20.6% of net sales, in the third quarter of 2019, primarily due to the margin contribution from Geneva, partially offset by lower production volume at legacy facilities.

Net income was $7.3 million, or $0.73 per diluted share, in the third quarter of 2020 compared to $10.7 million, or $1.10 per diluted share, in the third quarter of 2019. The third quarter of 2020 included increased selling, general, and administrative expenses of $0.8 million primarily due to the addition of Geneva and higher compensation expenses. The third quarter of 2019 included other income of $2.3 million related to a legal settlement, and a lower than normal estimated income tax rate of 19.0% impacted by the estimated changes in the Company’s valuation allowance. After considering non-recurring items, adjusted net income was $7.7 million, or $0.78 per diluted share, in the third quarter of 2020, compared to $8.9 million, or $0.91 per diluted share, in the third quarter of 2019. See the Company’s “Reconciliation of Non-GAAP Financial Measures” in the table below.

Backlog represents the balance of remaining performance obligations under signed contracts for water infrastructure steel pipe projects. Backlog was approximately $143 million as of September 30, 2020 compared to $159 million as of June 30, 2020 and $211 million as of September 30, 2019. The Company also has projects for which it has been notified that it is the successful bidder, but a binding agreement has not been executed (“confirmed orders”). Backlog including confirmed orders was $231 million as of September 30, 2020 compared to $246 million as of June 30, 2020 and $270 million as of September 30, 2019.

Management Commentary

“Despite experiencing COVID-19 related project and bidding delays in the second half of the year, our third quarter produced solid revenue and a gross profit margin that exceeded 20%. The bidding delays caused our quarter ending backlog to moderate down to $231 million, a level that is still very high by historic standards and that represents the ninth straight quarter over $200 million,” said Scott Montross, President and CEO of the Company. “Due to customer driven project delays, we expect fourth quarter revenues and the resulting gross profit margin to be lower than the third quarter. However, as we look into 2021, the structure of our business remains strong.”

Balance Sheet Details

Total cash and cash equivalents were $30.4 million as of September 30, 2020, up from $19.2 million as of June 30, 2020 primarily due to increased operating cash flows.

As of September 30, 2020, the Company had $14.6 million of outstanding term loan borrowings and no borrowings under its revolving line of credit with additional borrowing capacity of approximately $55 million.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s third quarter 2020 financial results will be held on Thursday, November 5, 2020 at 7:00 a.m. PT. The call will be broadcast live over the Internet hosted on the Investor Relations section of the Company's website at investor.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately one hour after the event and will remain available until Thursday, November 19, 2020 by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 internationally and entering the replay access code: 10148734.

About Northwest Pipe Company

Founded in 1966, Northwest Pipe Company is a leading manufacturer for water related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, the Company produces high-quality precast and reinforced concrete products, Permalok® steel casing pipe, bar-wrapped concrete cylinder pipe, as well as custom linings, coatings, joints, and one of the largest offerings of fittings and specialized components. Northwest Pipe Company provides solution-based products for a wide range of markets including water transmission and infrastructure, water and wastewater plant piping, structural stormwater and sewer systems, trenchless technology, and piping rehabilitation. Strategically positioned to meet growing water and wastewater infrastructure needs, the Company is headquartered in Vancouver, Washington, and has manufacturing facilities across North America.

Forward-Looking Statements

Statements in this press release by Scott Montross are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, price and volume of imported product, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate Geneva and other acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, the impacts of recent U.S. tax reform legislation on the Company’s results of operations, the adequacy of the Company’s insurance coverage, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, natural disasters, and the impact of pandemics, epidemics, or other public health emergencies, such as the recent outbreak of coronavirus disease 2019, and other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders, adjusted net income, and adjusted diluted net income per share. These non-GAAP financial measures are provided to better enable investors and others to assess the Company’s results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company
(360) 397-6294 • investors@nwpipe.com

Or Addo Investor Relations

(310) 829-5400

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NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net sales	$77,632	$75,226	$216,526	$207,072
Cost of sales	62,013	59,751	178,370	176,808
Gross profit	15,619	15,475	38,156	30,264
Selling, general, and administrative expense	5,656	4,900	19,185	13,852
Operating income	9,963	10,575	18,971	16,412
Other income	157	2,792	815	2,976
Interest income	16	23	49	30
Interest expense	(238)	(114)	(719)	(365)
Income before income taxes	9,898	13,276	19,116	19,053
Income tax expense	2,631	2,529	5,287	3,167
Net income	$7,267	$10,747	$13,829	$15,886

Net income per share:
Basic	$0.74	$1.10	$1.41	$1.63
Diluted	$0.73	$1.10	$1.40	$1.63

Shares used in per share calculations:
Basic	9,802	9,745	9,782	9,739
Diluted	9,861	9,785	9,851	9,762

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$30,363	$31,014
Trade and other receivables, net	43,624	38,026
Contract assets	76,276	91,186
Inventories	31,945	30,654
Prepaid expenses and other	3,374	4,159
Total current assets	185,582	195,039
Property and equipment, net	109,172	99,631
Operating lease right-of-use assets	31,538	7,683
Goodwill	22,985	-
Intangible assets, net	11,116	1,231
Other assets	6,432	6,661
Total assets	$366,825	$310,245

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$3,132	$-
Accounts payable	13,702	15,493
Accrued liabilities	14,046	12,150
Contract liabilities	4,540	12,281
Current portion of operating lease liabilities	2,303	1,642
Total current liabilities	37,723	41,566
Long-term debt	11,244	-
Operating lease liabilities	28,448	6,247
Deferred income taxes	14,611	4,265
Other long-term liabilities	11,107	10,009
Total liabilities	103,133	62,087

Stockholders' equity	263,692	248,158
Total liabilities and stockholders’ equity	$366,825	$310,245

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net income, as reported	$7,267	$10,747	$13,829	$15,886
Adjustments for non-recurring items:
Acquisition-related transaction costs	40	506	2,624	515
Saginaw fire incremental production costs (insurance recoveries), net	-	(304)	(1,399)	2,943
Saginaw fire gain on property and equipment replacement	-	(431)	(951)	(431)
Amortization of acquired intangibles	518	-	1,383	-
Acquisition-related inventory charges	-	-	266	-
Legal settlement other income	-	(2,284)	-	(2,284)
Estimated tax impact of non-recurring items	(140)	657	(481)	(194)
Adjusted net income	$7,685	$8,891	$15,271	$16,435

Diluted net income per share, as reported	$0.73	$1.10	$1.41	$1.63

Adjusted diluted net income per share	$0.78	$0.91	$1.55	$1.68